press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	April 26, 2013		716-687-4225

MOOG REPORTS 4% INCREASE in EARNINGS PER Share

Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings of $36.5 million and earnings per share of $.80, a 4% increase over last year. Total sales of $643 million were up $18 million, or 3%, from a year ago.

Total Aircraft Controls sales in the quarter were $259 million, up $22 million from last year, a 10% improvement. The Company’s commercial aircraft sales were $114 million, 22% higher, including $44 million in sales to Boeing and $14 million in Airbus sales. Revenue on business jet programs increased 17% to $12 million. Commercial aftermarket sales of $30 million were up 2%.

Military aircraft sales were slightly higher at $145 million. Military aftermarket sales were up 12% to a very strong $61 million. The increase offset lower sales on the F-35 Joint Strike Fighter and the V-22 tilt rotor aircraft.

Space and Defense segment sales, at $106 million, were 18% higher than a year ago. Higher sales for space controls, at $62 million, were the result of two recent acquisitions. Sales of products sold into defense markets were down slightly from a year ago.

The Company’s Industrial Systems segment had sales of $144 million, a decrease of $24 million. Sales of controls for industrial automation applications were down $9 million while sales of wind energy controls were $14 million lower. Sales of simulation products, including motion bases for flight training simulators, were up $4 million but offset by a reduction in test systems for aerospace and automotive applications.

Sales for the Components Group of $99 million were $3 million higher than last year’s second quarter. Increased sales of energy products offset slightly lower defense sales. Medical sales were unchanged. The Components Group recently completed two acquisitions, Tritech and Aspen Motion Technologies.

The Medical Devices segment had sales of $35 million, comparable to a year ago, as higher pump sales offset lower set sales.

The Company’s twelve month backlog is $1.4 billion.

The Company has updated its guidance for the year. Sales for the year will be $2.59 billion. Net earnings are now projected at $156 to $160 million and earnings per share in a range of $3.40 to $3.50. The midpoint of $3.45 is an increase of 4% over the previous fiscal year.

“Sales, earnings and earnings per share were up this quarter, so the news is generally good,” said John Scannell, CEO. “Our industrial markets remain soft so fiscal 2013 looks like it will continue to be a challenging year and we are working to ensure that we meet our operating goals. Our operations should deliver earnings per share in the range of $3.55 to $3.65 but we’ll incur a total of $.15 per share in restructuring that reduces the range to $3.40 to $3.50 per share for the year. Sales in the second half of the year will be higher than the first half, and we should see a pickup in earnings in both our Industrial and Space & Defense segments.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate
•	we operate in highly competitive markets with competitors who may have greater resources than we possess
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment
•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results
•	our new product research and development efforts may not be successful which could reduce our sales and earnings
•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete
•	our business operations may be adversely affected by information systems interruptions or infringements
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth
•	our sales and earnings growth may be affected if we cannot identify, acquire or integrate strategic acquisitions
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments
•	unforeseen exposure to additional tax income liabilities may affect our operating results
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business
•	the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages
•	future terror attacks, natural disasters or other catastrophic events beyond our control could negatively impact our business
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Net sales	$643,023	$624,970	$1,263,826	$1,225,588
Cost of sales	445,600	440,540	873,703	856,023

Gross profit	197,423	184,430	390,123	369,565

Research and development	38,113	26,897	70,441	56,087
Selling, general and administrative	100,795	97,697	205,870	193,495
Interest	6,442	8,636	15,038	17,182
Restructuring	2,201	-	2,201	-
Other	(88)	1,411	(2,458)	63

Earnings before income taxes	49,960	49,789	99,031	102,738

Income taxes	13,433	14,368	28,386	30,944

Net earnings	$36,527	$35,421	$70,645	$71,794

Net earnings per share
Basic	$0.81	$0.78	$1.56	$1.59
Diluted	$0.80	$0.77	$1.54	$1.57

Average common shares outstanding
Basic	45,333,612	45,227,921	45,343,312	45,219,828
Diluted	45,825,626	45,781,587	45,766,798	45,730,777

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Net Sales

Aircraft Controls	$258,860	$236,388	$511,141	$467,468
Space and Defense Controls	105,688	89,811	192,153	178,205
Industrial Systems	144,201	168,015	292,177	326,100
Components	98,804	95,643	198,079	183,790
Medical Devices	35,470	35,113	70,276	70,025
Net sales	$643,023	$624,970	$1,263,826	$1,225,588

Operating Profit and Margins

Aircraft Controls	$31,518	$22,783	$62,593	$47,610
	12.2%	9.6%	12.2%	10.2%
Space and Defense Controls	7,671	9,903	15,899	22,646
	7.3%	11.0%	8.3%	12.7%
Industrial Systems	7,837	19,272	16,884	35,098
	5.4%	11.5%	5.8%	10.8%
Components	15,342	13,479	34,188	28,508
	15.5%	14.1%	17.3%	15.5%
Medical Devices	1,306	1,489	2,908	3,087
	3.7%	4.2%	4.1%	4.4%
Total operating profit	63,674	66,926	132,472	136,949
	9.9%	10.7%	10.5%	11.2%

Deductions from Operating Profit

Interest expense	6,442	8,636	15,038	17,182
Equity-based compensation expense	833	685	4,724	4,790
Corporate expenses and other	6,439	7,816	13,679	12,239
Earnings before Income Taxes	$49,960	$49,789	$99,031	$102,738

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 30,	September 29,
	2013	2012

Cash	$149,848	$148,841
Receivables	770,470	744,551
Inventories	558,821	538,262
Other current assets	124,981	117,254
Total current assets	1,604,120	1,548,908

Property, plant and equipment	552,488	546,179
Goodwill and intangible assets	1,019,013	975,049
Other non-current assets	48,654	35,771
Total assets	$3,224,275	$3,105,907

Short-term borrowings	$102,229	$90,774
Current installments of long-term debt	3,275	3,186
Contract loss reserves	43,394	48,428
Other current liabilities	527,410	521,488
Total current liabilities	676,308	663,876

Long-term debt	711,804	670,662
Other long-term liabilities	468,150	466,579
Total liabilities	1,856,262	1,801,117

Shareholders' equity	1,368,013	1,304,790
Total liabilities and shareholders' equity	$3,224,275	$3,105,907